Exhibit 99.1

Telular Corporation
Special Call Related to SupplyNet Acquisition and Preliminary Fourth Quarter Results
October 1, 2008

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Telular Corporation conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touch tone phone, if you would like to withdraw your question, please press the star, followed by the two. We do ask if you’re on a speakerphone that you please lift the handset before making your selection. This conference call is being recorded today, Wednesday, October 1st of 2008. I would now like to turn the conference over to Brinlea Johnson of the Blueshirt Group. Please go ahead.

Brinlea: Good afternoon ladies and gentlemen and welcome to Telular Corporations conference call to discuss Telular’s acquisition of SupplyNet Communications and the company’s preliminary fourth quarter and fiscal year 2008 results. By now, everyone should have received a copy of the company’s press release sent out this afternoon. If you need a copy of the press release, please contact the Blueshirt Group at 212-551-1453. On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer and Jonathan Charak, Senior Vice President and Chief Financial Officer. Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the company’s 10-K and other filings with the Securities and Exchange Commission for discussion of these factors and finally this call is scheduled to last no more than 30 minutes including questions. During the Q&A session, please limit your questions to be courteous to the other callers who may want to ask a question.

At this point, I’d like to turn the call over to Mr. Joe Beatty. Go ahead Joe.

Joe: Thanks Brinlea. Good afternoon everyone. Thanks for joining us on such short notice today. We’re excited to give you more color regarding our acquisition of SupplyNet Communications. First, I’m going to start by providing more details around our acquisition and explaining how it fits in line with our current growth strategy. Then I’ll turn the call over to Jonathan Telular CFO to discuss the preliminary financial results we released today for the fourth quarter and fiscal year 2008. We will then have a short Q&A session.

As I’ve mentioned previously, we have been very focused on exploring new ways to replicate our Telguard M2M service model into vertical markets outside of security. Today’s acquisition reinforces our commitment to expand our portfolio of solutions into emerging markets with significant growth potential and recurring revenue streams. To give you more insight, SupplyNet Communications has a strong reputation in the market and is a leading supply chain solutions provider of remote inventory monitoring services. It has been committed to delivering vital inventory information to its customers for over a decade and has a leading customer list including many of the largest petroleum and chemical companies in the world, such as BASF, Cargill, US Filter, Brenntag, Akzo Nobel, and Henkel. SupplyNet has relationships with many more industry leaders and we’re particularly excited about its key partnership with SMARTLogix, the leading provider of integrated supply chain management technology to fuel and lubricant distributors. Through its partnership with SMARTLogix, SupplyNet is a part of this leading supply chain management solution.

Looking more closely at the two companies, Telular and SupplyNet have a number of similar capabilities, yet bring complimentary skills and assets to one another as well. For example, the hardware component of SupplyNet solutions utilizes SMS messaging to convey information just as we do with our Telguard products, yet SupplyNet’s hardware varies in that it is ruggedized and battery powered for remote outdoor environments, attributes we have not historically needed for Telguard, but do need to address other new applications. Similarly, SupplyNet can benefit from the ZigBee based local backhaul expertise that Telular has developed and implemented in its M2M hardware over the past year. Unlicensed short-haul, wireless transport, via the ZigBee standard may allow SupplyNet to more efficiently gather data for multiple tanks in a tank farm environment. Once you attribute those commons to both companies, is the fact that we both employ web-based portals and event processing platforms to process the data gathered on behalf of our respective customers.

Over the next couple of quarters, we will provide some baseline modeling metrics to help you track our progress. So now, to give you an understanding of its market size and financial performance, I will tell you that SupplyNet is currently monitoring approximately 13,000 tanks and had maintained strong gross margins. The benefits of this acquisition clearly outweigh the near-term costs and we will retain our very strong balance sheet. Under the terms of the agreement [phone ringing] will initially pay approximately 3 million [phone ringing] ...

Operator: Please continue.

Joe: Okay, thank you. Telular will initially pay approximately 3 million in cash for SupplyNet communications while expecting to generate nearly 6 million in revenues during fiscal 2009. We’re confident about the growing market opportunity for our best-in-class solutions and we expect this acquisition to be accretive in fiscal 2009. Consistent with our growth strategy, we are continuing to carefully evaluate other opportunities in event monitoring and end-to-end vertical markets. In doing so, we can leverage our brands and experience and apply them to creating monitoring solutions for a myriad of other industries.

Before I turn the call over to Jonathan to review the preliminary fourth quarter and fiscal year 2008 financials, I’d like to take this opportunity to welcome John Crump, the President and Founder of SupplyNet to our team. John comes to Telular with many of years of M2M experience and will become our VP of M2M sales and service. With that, I’m going to turn it over to Jonathan.

Jonathan: Thank you Joe. Good afternoon. In conjunction with the acquisition of SupplyNet Communications, today, the company also announced preliminary financial results for the fourth quarter and fiscal year 2008. Fourth quarter revenues are expected to be approximately $11 million compared with revenues of $15.3 million in the third quarter of 2008 and $26.4 million in the fourth quarter of 2007. For fiscal year 2008, we expect revenues to be approximately 66 million compared to 74.5 million in fiscal year 2007. For the fourth quarter of 2008, we expect net income to be positive.

During the fourth quarter, we effectively managed expenses. The revenue results were below our expectations due to the weakening housing market and slower demand for both our Telguard and Terminal solutions. More specifically, Telguard sales were impacted by weaker than expected sales to our largest Telguard customer who has started buying a larger proportion of its cellular communicators from its sister company. We expect to report approximately 427,000 Telguard subscribers as of September 30th in line with our most recent guidance.

Looking ahead, we are now projecting our Telguard unit sales, in the short term, to be approximately 18,000 units per quarter in line with what we sold this quarter. Clearly, as our Telguard base continues to grow, we should deliver ever increasing service revenues. We continue to preserve a very strong balance sheet and expect to report positive cash flow generation in the fourth quarter and fiscal 2008 year end. I look forward to providing more details when we report on the full fourth quarter and fiscal 2008 results on November 6, 2008.

Now, I’d like to turn the call back over the Joe for closing remarks.

Joe: Thanks Jonathan. While revenues were weaker than anticipated, I am pleased to report that we expect to post the ninth consecutive quarter of profitability at Telular. Furthermore, I am very optimistic about the vast opportunities for Telular and remain laser focused on accelerating our revenue growth. Today’s acquisition supports our strategy to expand Telular’s portfolio of solutions into attractive growth markets.

In summary, we’re working hard at Telular to build upon our growth initiatives while being mindful of our goals of maintaining continued profitability, being judicious with our cash, and maintaining our strong balance sheet. We have a very efficient cost structure in place and continue to effectively manage cost and generate cash. I remain committed to building long-term shareholder value and look forward to providing more insight on our progress and our complete financial results next month on our earnings call. And with that, I’d like to turn it over to the operator to coordinate any questions you might have.

Operator: Thank you sir. And ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. We do ask if you’re on a speakerphone, will you please lift the handset before making your selection. One moment please for the first question. And our first question comes from the line of Berke Bakay with BBS Capital Management, LP Capital Management. Please go ahead.

Q: Hi guys. First off, congratulations on the acquisition, it seems a pretty nice opportunity.

Answer: Thank you.

Q: You mention strong margins for SupplyNet and you mentioned 6 million of expected revenues for next year. When you say strong margins, is it fair to think in conjuncture with your services gross margin or higher/lower than that, how would you comment on that?

Answer: Sure, for SupplyNet gross margins in 2009, we expect that they’ll be higher than our current lines of business in terms of gross margins.

Q: Okay, even if you single out your services gross margin, you would expect to be higher than that?

Answer: Well, we’re looking at it on a composite basis. SupplyNet service and hardware combined in 2009 will be higher than let’s say Telguard service and hardware combined.

Q: Okay. And how do you break that 6 million expectation between service and hardware for next year, the recurring part of it and the hardware sales?

Answer: Well, for now, let’s just say there’s more hardware than service in that number in 2009, but obviously it’s the same dynamic as Telguard where over time that base builds and becomes majority and then dominated by service. But that’s not the case in 2009.

Q: Okay, and could you comment a little bit more on your initial remarks. You mentioned you initially paid $3 million and what is that? I mean, what are some of the variables? Can you comment on that?

Answer: Sure, 3 million’s the initial cash outlay. There are a number of earn outs that the current owners can earn over the next 12 months, which would increase the cash paid to them. If they do, that expectation we have for 6 million in revenue is likely with certain of those that are announced to be higher so there’s nice interplay. In other words, to the extent we pay more cash on the earn outs, we probably are experiencing better than expected results for 2009.

Q: Sure, but let’s say if they hit on all targets you set up for them, what is the cap on the total consideration. I mean, is it going to end up being $5 million, is it going to end up being $10 million, can you give a sense on what that end up being for you?

Answer: Sure, we weren’t going to disclose the details, but I will tell you it won’t be double that number.

Q: I see. Okay. That’s helpful. And I’ll get back on the queue with the rest of the questions.

Answer: Thanks.

Operator: Thank you. Our next question comes from the line of Ali Motamed of with Boston Partners, please go ahead.

Q: Hi. I’m very impressed that you’re profitable on this revenue base. You had not given quite color on the recurring versus not recurring for this acquisition, can you give us some sort of perspective as to how much of next year’s revenues you expect to be recurring?

Answer: Ollie, I think we’ll be better able to do that. We want to just get this acquisition closed, get a little bit situated with each other, a little bit of integration work and I’m sure I’ll be able to tell more about that mix over time. I think for today’s purposes, I’m just going to leave it at my earlier comment that for 2009, it’s more hardware than service.

Q: Okay, and then what were the sales growth and activations of your monitoring? You know, you recognize it when you sell into the channel but I imagine they’ve been de-stocking inventory a little in the channel so your placements would have been higher.

Answer: Yes, I think we disclosed both the units sold and we also said the activated number effectively, the net activated number, so...

Q: What was the net activated, I’m sorry.

Answer: We are going to report 427,000 subscribers at the end of the quarter and I believe they were 405,000 at the end of prior quarter.

Q: We had 22,000 activations and 18 sales basically.

Answer: That’s it.

Q: And then terminal sales? How was that for the quarter?

Answer: We didn’t disclose a number yet. I think the overall revenue was below, it was a bit below expectations, but not to the degree that Telguard was.

Q: So we should really be working off of a base here and I mean it seems like even if you work off of an 18 or 20,000 you should be making a decent amount of money going into next year off of that. Can you disclose how much stock you bought back?

Answer: We’re going to do that in the queue Ollie, but the company and its buyback program is subject to when the windows close and obviously if we’re announcing this acquisition closing today, we were working on it at some point during the quarter. We did certainly buy some stock back this quarter, we’ll be able to presuming that our normal window opens as it usually does, we’ll be able to go at it again, because the program is ongoing.

Q: And so the window will open when now? And how long will we have?

Answer: Well, you know, the window typically opens a couple days after we report the full quarter results as long as there’s no other reason for it to not be open.

Q: Can you buy between now and your reporting date?

Answer: No.

Q: That’s no good.

Answer: Well, I guess that’s a better opportunity for you to buy than...

Q: Well, it is. Thank you.

Operator: Thank you. And ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you’re on speakerphone, please lift the handset before making your selection. And our next question comes from the line of Matthew Kempler with Potomac Capital, please go ahead.

Q: Hi. Thank you. I know there was a decent amount of cash that the company was still looking to collect from the phones business so I’m just wondering if at the end of the quarter before this acquisition was cash up or down for the quarter?

Answer: It was up Matt. The collections are going fairly well. As expected is what I would say qualitatively.

Q: Okay, so the company still has around $1 a share in cash.

Answer: I think that’s a fair estimate.

Q: Okay. And we were hoping for an update on progress in the agricultural business over the quarter, can you just give us an update on where that is?

Answer: Yes, I think at many of you know who follow us, we’ve been hoping to announce our partnership in the agricultural M2M application. You haven’t seen it yet, obviously. That’s been a disappointment to me how long that’s taken. It is still active. It is still progressing. I will announce that at some point. But I will also admit it’s going a little slower than I expected, but more to come hopefully soon.

Q: Okay. And regarding the alarm business in your largest customer, that’s going to sell more of their sister company products, have you been having any formal discussions with that customer about their intentions and where this business is headed over the next year or so?

Answer: We did actually and that’s really underlies kind of us resetting the expectation we said that we expect in the near term to sell about as many terminals for Telguard as we did this quarter which is about 18,000. That is the result of having some pretty frank discussions in the recent past with that largest customer.

Q: Okay. With this kind of shift, are there any opportunities with competitors that maybe open the door for you to partner up with?

Answer: Yes, we’ve been doing better over the last year in terms of percentage of sales going to other people other than ADT already and so that’s going well. I don’t know that it makes the opportunities any better because I don’t think people didn’t buy from us because ADT was our largest customer. But I will say there’s a new product out, the TG-11 we announced at our trade show the other week. So we’re definitely keeping up the battle in terms of trying to improve the product and stay competitively strong.

Q: Okay. And if you try to quantify it, if we look at the miss versus expectations in the quarter, how much of that do you think was tied to ADT versus tied to the weaker housing market versus your expectations.

Answer: I would say in this case, much of it was tied to ADT.

Q: Okay. All right. Thank you.

Answer: Thanks Matt.

Operator: Thank you. Mr. Beatty, I’m showing that there are no further questions. I’ll turn it back to you for closing comments.

Joe: Thanks Mary. I just want to say thank you everyone. It’s short notice as these acquisition calls sometimes calls sometimes can be, but we definitely appreciate your interest and your support and we’re available for questions should they come up. Otherwise, we look forward to providing much more complete information in about a month when we do our full quarterly conference call. Thanks for attending.

Operator: Thank you. Ladies and gentlemen that will conclude today’s teleconference. If you would like to listen to a replay of today’s conference, please dial in 203-590-3000 or 1-800-405-2236 and enter the access code of 11120548, once again that access code is 11120548 followed by the pound sign. We thank you again for your participation and at this time you may disconnect. Have a nice day.

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